PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Alison Griffin
November 23, 2009	(804) 217-5897

DYNEX CAPITAL, INC. ANNOUNCES PURCHASE
OF JOINT VENTURE INTEREST

GLEN ALLEN, Va.--Dynex Capital, Inc. (NYSE: DX) announced today that its wholly-owned subsidiary Issued Holdings Capital Corporation has completed a purchase of a Deutsche Bank affiliate’s 49.875% interest in their joint venture for $9.5 million in cash.  Through its subsidiary, the Company now owns 99.75% of the venture which will be included in the Company’s consolidated financial statements as a result of the purchase.   The joint venture currently holds subordinated CMBS with a par value of $38.7 million and redemption rights for approximately $182.5 million of callable CMBS.  These CMBS are collateralized principally by seasoned multifamily housing loans originated by the Company from 1996 to 1998.  The Company expects to record a noncash charge of an estimated $3.0 million during the fourth quarter related to the joint venture’s activities through the purchase date and the actual purchase itself.  The Company expects that shareholders’ equity and book value per common share will largely be unaffected as $2.9 million of this amount had been previously recognized in shareholders’ equity in prior periods.

The $182.5 million of callable CMBS carry a coupon of 8.0%.  Depending on market conditions and potential structure, portions of the CMBS could be refinanced at a substantial net interest rate savings to their current coupon.

 Thomas B. Akin, Chairman and Chief Executive Officer, commented, “This purchase greatly simplifies our balance sheet and represents another step in the Company’s efforts to secure seasoned, high quality assets with substantial spread income.  We had retained an interest in these assets over the years for the purpose of being in a position to harvest this opportunity.  We expect a return of approximately 20% on our investment based on estimated cash flows, and actual returns could be higher depending on the outcome of the refinancing of the callable CMBS.  Combined with the timely purchase of Agency MBS in the past 18 months, we expect this transaction to make an important contribution to our income for several years.  We expect to complete the refinancing of the callable CMBS in the next 30-45 days and will provide an update once that transaction is complete.”

Dynex Capital, Inc. is a specialty finance company that elects to be treated as a real estate investment trust (REIT) for federal income tax purposes.  Additional information about Dynex Capital, Inc. is available at www.dynexcapital.com.

Note: This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “forecast,” “anticipate,” “estimate,” “project,” “plan,” and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. The Company’s actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements as a result of unforeseen external factors. These factors may include, but are not limited to, changes in general economic and market conditions, including the ongoing volatility in the credit markets which impacts assets prices and the cost and availability of financing, defaults by borrowers, availability of suitable reinvestment opportunities, variability in investment portfolio cash flows, fluctuations in interest rates, fluctuations in property capitalization rates and  values of commercial real estate, defaults by third-party servicers, prepayments of investment portfolio assets, other general competitive factors, uncertainty around government policy, the impact of regulatory changes, including the Emergency Economic Stabilization Act of 2008, the full impact of which is unknown at this time, and the impact of Section 404 of the Sarbanes-Oxley Act of 2002. For additional information, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and other reports filed with and furnished to the Securities and Exchange Commission.

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